    As filed with the Securities and Exchange Commission on January 12, 2001
                                                    Registration No. 333-_______
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                                  dELiA*s CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                                        13-3963754
(STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER IDENTIFICATION NO.)
INCORPORATION OR ORGANIZATION)

                                435 HUDSON STREET
                            NEW YORK, NEW YORK 10014
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                                   (ZIP CODE)

           dELiA*s INC. 1996 AMENDED AND RESTATED STOCK INCENTIVE PLAN
                     dELiA*s INC. 1998 STOCK INCENTIVE PLAN
            iTURF INC. 1999 AMENDED AND RESTATED STOCK INCENTIVE PLAN
                            (FULL TITLE OF THE PLANS)

                                 (212) 807-9060
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

                                 STEPHEN I. KAHN
                                  dELiA*s CORP.
                                435 HUDSON STREET
                            NEW YORK, NEW YORK 10014
                                 (212) 807-9060
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                        ---------------------------------


                         CALCULATION OF REGISTRATION FEE

     Title Of Securities              Amount             Proposed            Proposed           Amount Of
       To Be Registered                To Be              Maximum             Maximum         Registration
                                  Registered (1)         Offering            Aggregate             Fee
                                                         Price Per           Offering
                                                         Share (2)           Price (2)
Class A Common Stock,                1,123,970           $2.8905             $ 3,248,835          $  812.21
par value $.01 per share,             shares
issued under the iTurf
Inc. Amended and
Restated 1999 Stock
Incentive Plan
Class A Common Stock,                1,036,973           $2.8905             $ 2,997,370          $  748.67
par value $.01 per share,             shares
issued or to be issued
under the dELiA*s Inc.
1996 Stock Incentive
Plan
Class A Common Stock,                4,213,973           $2.8905             $12,180,488          $3,045.12
par value $.01 per share,             shares
issued or to be issued
under the dELiA*s Inc.
1998 Stock Incentive
Plan


(1) The maximum number of shares which may be issued pursuant to the dELiA*s Inc. 1996 Amended and Restated Stock Incentive Plan and the dELiA*s Inc. 1998 Stock Incentive Plan, which have been assumed by the Registrant (the "Assumed Plans"), and 3,917,318 shares which have been issued pursuant to the dELiA*s Inc. 1996 Stock Incentive Plan, dELiA*s Inc. 1998 Stock Incentive Plan and the iTurf Inc. 1999 Amended and Restated Stock Incentive Plan (together with the Assumed Plans, the "Plans") and are being registered for resale. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), there are also being registered such additional indeterminate number of shares as may be required to cover possible adjustments under the Plans as a result of the adjustment provisions therein.

(2) Estimated solely for the purpose of calculating the fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant's Class A common stock, par value $.01 per share, as reported on the Nasdaq National Market on January 11, 2001.

--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

         The Registrant has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 to register certain shares of Class A Common Stock issued to certain selling stockholders. Under cover of this Form S-8 is a Reoffer Prospectus the Registrant prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act and in accordance with Section C of the General Instructions to Form S-8. The Reoffer Prospectus may be utilized for reofferings and resales of up to 3,917,318 shares of Class A Common Stock by the selling stockholders.

                                   PROSPECTUS

                                  dELiA*S CORP.

                   3,917,318 Shares of Class A Common Stock

                                  -------------

         This Prospectus has been prepared for use in connection with proposed sales of up to 3,917,318 shares of our Class A common stock, which may be made from time to time by or for the account of the individuals listed under the Selling Stockholders section of this Prospectus. The selling stockholders acquired the shares of Class A common stock offered hereby under the dELiA*s Inc. 1996 Stock Incentive Plan, dELiA*s Inc. 1998 Stock Incentive Plan and the iTurf Inc. Amended and Restated 1999 Stock Incentive Plan .

         The Class A common stock may be sold in transactions in the Nasdaq National Market at market prices then prevailing, in negotiated transactions or otherwise. We will not receive any of the proceeds from the sale of any of the shares of Class A common stock offered hereby. We will pay all expenses of this registration. All other expenses incurred by the selling stockholders will be borne by them.

         The Class A common stock is traded on the Nasdaq National Market under the symbol "DLIA" The last reported sale price on January 11, 2001 was $2.938.

                                  -------------

         THIS OFFERING INVOLVES RISKS. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                                  -------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -------------

                        Prospectus dated January 12, 2001

                                TABLE OF CONTENTS

                                                                          PAGE

The
Company...................................................................  3

Risk Factors .............................................................. 3

Cautionary Statement Concerning Forward-Looking Statements ................ 20

Use of Proceeds ........................................................... 20

Selling Stockholders ...................................................... 20

Plan of Distribution....................................................... 23

Legal Matters.............................................................. 24

Experts  .................................................................. 24

Where You Can Find More Information ....................................... 24

Incorporation of Certain Documents by Reference............................ 25

         Prospective investors may rely only on the information contained in this Prospectus. No one else is authorized to provide information different from that contained herein. This Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained herein is correct only as of the date of this Prospectus.

                                   THE COMPANY

         dELiA*s Corp., a Delaware corporation, consists of two core businesses targeting consumers between the ages of 13 and 24. Our dELiA*s branded business markets apparel, accessories and home furnishings via the dELiA*s catalog, www.dELiAs.com and dELiA*s retail stores. Through our Internet business, which consists of the gURL.com, TheSpark.com, SparkMatch.com and SparksNotes.com businesses, we are a leading provider of online destinations that include a compelling assortment of community features and proprietary content including: interactive magazines, proprietary content, chat rooms, posting boards, personal homepages, e-mail and online shopping. Our catalog and retail store business was combined with our Internet community and e-commerce business in a transaction merging the businesses of dELiA*s Inc., now a wholly owned subsidiary of dELiA*s Corp. renamed dELiA*s Group Inc., and iTurf Inc., our predecessor. The merger was completed on November 20, 2000.

         The merger transaction is being accounted for as a purchase by dELiA*s Inc. of the minority interest in iTurf Inc. held by the public. As a result, the historical financial statements of dELiA*s Corp. incorporated herein by reference are the historical financial statements of dELiA*s Inc. and do not reflect the merger transaction for any period prior to November 20, 2000.

     We have announced that we intend to dispose of our non-core businesses, including the TSI Soccer and Storybook Heirlooms businesses and that we are exploring strategic alternatives with respect to our Internet community properties.

     Our executive offices are located at 435 Hudson Street, New York, New York 10014, telephone number (212) 807-9060.

     Throughout this Prospectus, references to "the company," "we," "our" and "us" refer to dELiA*s Corp.

                                  RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, BEFORE PURCHASING ANY OF OUR CLASS A COMMON STOCK.

RISK FACTORS RELATING TO OUR BUSINESS

OUR DIRECTORS AND EXECUTIVE OFFICERS HOLD SUBSTANTIAL EQUITY IN THE COMPANY AND MAY USE THIS INFLUENCE IN WAYS THAT ARE NOT CONSISTENT WITH THE INTERESTS OF OTHER

STOCKHOLDERS

         Our executive officers and directors and their affiliates hold or have the right to vote in the aggregate approximately 32% of our Class A common stock, net of treasury stock and stock held by affiliates. Furthermore, they could obtain the right to vote an additional 6% assuming the vesting of all unvested shares of restricted stock. Accordingly, these persons may have substantial influence on the company in ways that might not be consistent with the interests of other stockholders. These persons may also have significant influence and control over the outcome of any matters submitted to the company's stockholders for approval.

THE EXPECTED BENEFITS OF OUR RECENT MERGER MAY NOT BE REALIZED

         The success of the recent recombination of our Internet, catalog and retail businesses will depend, in part, on our ability to realize growth opportunities and synergies from combining the businesses of the two companies. Although we expect the merger to affect our stockholders positively, we may not realize the anticipated benefits of the merger. We believe that we will reduce some administrative overhead costs by combining the two companies, but these savings are not expected to have a material effect on our results of operations. Moreover, some of the synergies we hope to exploit are strategic and, by nature, speculative. For example, we hope to improve catalog productivity through targeted e-mails, but there is no definitive evidence that targeted e-mails will improve sales per book or allow us to distribute fewer catalogs. Further, we may incur unanticipated costs as a result of the merger such as transfer taxes, consent fees, professional expenses or unexpected future operating expenses, including increased personnel costs, property taxes or travel expenses.

WE MAY NEED ADDITIONAL CAPITAL AND RAISING ADDITIONAL CAPITAL COULD
         DILUTE STOCKHOLDERS

         Historically, we have financed our business and operations primarily through the sale of equity and bank loans. We believe that available cash on hand and available borrowings will enable us to maintain our current and planned operations. However, in the event of lower than expected sales or higher than expected expenses, we may need to raise additional funds. Debt or equity financing may not be available in sufficient amounts or on terms acceptable to us, or at all, and equity financing would be dilutive to our stockholders.

OUR CLASS A COMMON STOCK MAY BECOME UNDERVALUED AS A RESULT OF
         OUR RECENT MERGER

         As a result of our recent merger with our former corporate parent, dELiA*s Inc., financial analysts and investors may have difficulty identifying and applying measures of financial performance that reflect the value of the company. As a result, shares of our Class A common stock may not achieve a valuation in the public trading market that fully reflects the true value of the company, including its synergies and benefits.

WE MAY NOT BE ABLE TO SELL ADVERTISING TO, AND CREATE COMMERCE PARTNERSHIPS AS EFFECTIVELY WITH, COMPETITORS OF OUR FORMER CORPORATE PARENT

         The future success of our Internet community business depends in part on our ability to generate revenues from third-party advertisers and retailers. We have been generating these revenues through the development of advertising and Web site tenancy relationships with companies that compete directly with our former corporate parent. However, our recent merger and a stronger emphasis on promoting the dELiA*s brand in the community properties may discourage the development of these business relationships with those competitors.

WE MAY HAVE DIFFICULTY ATTRACTING AND RETAINING KEY PERSONNEL

         Our success will depend on the continued service of our key technical, sales and senior management personnel. Loss of the services of our senior management personnel, including Stephen I. Kahn, Chairman of our board of directors and Chief Executive Officer, Christopher C. Edgar, Vice Chairman, Evan Guillemin, President and Dennis Goldstein, Chief Financial Officer and President of the Internet community properties, or other key employees would have a material adverse effect on our business.

         Competition for employees in our industries is intense. As a result, we have in the past experienced, and we expect to continue to experience, difficulty hiring and retaining skilled employees with appropriate qualifications. Our Internet properties rely on proprietary technology developed primarily by qualified personnel. If we are unable to retain key employees or attract, assimilate or retain other qualified employees in the future, we may have difficulty maintaining and upgrading this technology, which would materially adversely affect our business.

WE PLAN TO DIVEST OUR NON-CORE BUSINESSES AND WE MAY NOT SUCCEED IN SELLING THESE BUSINESSES IN A TIMELY MANNER OR AT PRICES WE CONSIDER APPROPRIATE

         We plan to sell our non-core businesses, including our TSI Soccer and Storybook Heirlooms businesses, and we are examining strategic alternatives with respect to our Internet community properties. This process will entail a number of risks:

-        we may not find buyers for these businesses;

-        the timing of these dispositions is uncertain; and

- we cannot be certain that the terms, including the price, for the sale of these businesses will be acceptable to us.

         Each of these sales will be subject to various conditions, including conditions in the agreements governing the sales and the receipt of necessary third-party approvals.

         If we fail to sell these businesses at acceptable prices, in a timely manner or at all, we may need to obtain additional capital to finance our operating losses and expansion. We may not be able to obtain this additional financing on favorable terms or at all.

HISTORICAL RESULTS MAY NOT BE INDICATIVE OF FUTURE RESULTS DUE TO SEASONAL, CYCLICAL AND QUARTERLY FLUCTUATIONS

         We experience seasonal and cyclical fluctuations in our revenues and results of operations. For example, sales of apparel, accessories and footwear are generally lower in the first half of each year. In addition, due to the cyclical nature of our businesses and our sensitivity to consumer spending patterns, purchases of apparel and accessories tend to decline during recessionary periods and may decline at other times. Because the Internet business is rapidly evolving, distinct seasonal and cyclical patterns in consumer purchasing and advertising spending are still emerging. Consequently, our results of operations from quarter to quarter may become less comparable.

         Our quarterly results may also fluctuate as a result of a number of other factors, including:

-        general economic conditions;

-        changes in consumer spending patterns;

- changes in the growth rate of Internet usage and online user traffic levels;

- the timing and amount of costs relating to the expansion of our operations and acquisitions of technology or businesses;

- increases in the cost of materials, printing, paper, postage, shipping and labor;

- the timing, quantity and cost of catalog and electronic mailings and response rates to those mailings;

- market acceptance of our merchandise, including new merchandise categories or products introduced, and online content and community offerings;

- opportunities to expand, including the ability to locate and obtain acceptable store sites and lease terms or renew existing leases, and the ability to increase comparable store sales;

-        levels of competition;

-        the timing of merchandise deliveries;

-        difficulties in integrating acquisitions;

- adverse weather conditions, changes in weather patterns and other factors affecting retail stores; and

-        other factors outside our control.

         As a result of seasonal and cyclical patterns and the other factors described above, you should not rely on quarter-to-quarter comparisons of our results of operations as indicative of our future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our Class A common stock may fall.

WE HAVE A LIMITED OPERATING HISTORY ON WHICH AN INVESTOR CAN EVALUATE OUR
BUSINESS

         INTERNET. We have a limited history as a provider of Internet content and e-commerce. Our tsisoccer.com operations began in 1995 and the gURL.com Web site launched in 1996. However, we did not begin selling merchandise from the dELiA*s catalog on the Internet until May 1998. As a result, our Internet business has generated substantially all of its revenues since May 1998. You must consider the risks and difficulties that we will encounter as an early-stage company in the new and rapidly evolving Internet, e-commerce and online advertising markets. These risks include our ability to:

-        sustain historical revenue growth rates;

-        implement our business model;

-        manage our expanding operations;

-        attract, retain and motivate qualified personnel;

-        anticipate and adapt to rapid changes in our markets;

-        attract and retain a large number of advertisers;

- maintain and enhance our systems to support growth of operations and increasing user traffic;

- retain existing customers, attract new customers and maintain customer satisfaction;

-        introduce new and enhanced Web pages, services, products and alliances;

- maintain our profit margins in the face of price competition or rising wholesale prices;

- minimize technical difficulties, system downtime and the effect of Internet brown-outs;

-        manage the timing of promotions and sales programs; and

-        respond to changes in government regulation.

If we do not successfully manage these risks, our business, results of operations and financial condition will be materially adversely affected. We cannot assure you that we will successfully address these risks or that our business strategy will be successful.

         RETAIL STORES. We opened the first full-priced dELiA*s-brand retail store in February 1999, and most of the dELiA*s-brand retail stores were opened after the second quarter of fiscal 1999. As a result, we do not have substantial data regarding comparable store sales, which are an important measure of performance for a retail company. Because of our limited history as an operator of retail stores and the limited data available for management, as well as potential investors, to assess the trends in individual store performance, there can be no assurances of our ability to run these stores profitably. In addition, failure to expand the numbers of dELiA*s retail stores while continuing to run individual stores profitably, thereby limiting our ability to leverage our infrastructure, would have a material adverse effect on our financial condition and results of operations.

         As a result of these factors, our future revenues are difficult to forecast. Any shortfall in revenues may have a material adverse effect on our business and would likely affect the market price of our Class A common stock in a manner unrelated to our long-term operating performance.

WE EXPECT TO INCUR SUBSTANTIAL NET LOSSES IN CONNECTION WITH OUR INTERNET PROPERTIES FOR THE FORESEEABLE FUTURE

         We expect to record substantial net losses in connection with our Internet properties for the foreseeable future. We believe that the continued growth of our Internet properties will depend in large part on our ability to:

-        increase awareness of our brand names;

- provide our customers with superior Internet community and e-commerce experiences; and

- continue to enhance our systems and technology to suppor increased traffic on our Web sites.

         Accordingly, we intend to continue to maintain a significant level of marketing and promotional expenditures. We also expect continued heavy investment to develop further our Web sites, technology and operating systems. Operating expenses that exceed our expectations or slower revenue growth than we anticipate would have a material adverse effect on our business.

OUR GROWTH STRATEGY MAY PRESENT OPERATIONAL, MANAGEMENT AND INVENTORY CHALLENGES

         Our historical growth has placed significant demands on our management and other administrative, operational and financial resources. We intend to continue to pursue a growth-oriented strategy for the foreseeable future and our future operating results will largely depend on our ability to open and operate new retail stores, appropriately expand our Internet e-commerce business and manage a larger business. Managing this growth will require us to continue to implement and improve our operations and financial and management information systems and to continue to expand, motivate and effectively manage our workforce. If we cannot manage this process effectively or grow our businesses as planned, we may not achieve our desired future operating results.

         Operation of a greater number of retail stores, expansion into new geographic or demographic markets and online expansion may present competitive and merchandising challenges that are different from those we currently encounter in our existing businesses. This expansion will also require further investment in infrastructure and marketing for our catalog, retail and Internet businesses. This investment will increase our operating expenses, which could have a material adverse effect on the results of our business if anticipated sales do not materialize, and may require us to seek additional capital. There can be no assurance that we will be able to obtain this financing on acceptable terms or at all.

         In addition, expansion of our retail and Internet e-commerce businesses within our existing markets may adversely affect the individual financial performance of existing stores or catalog sales. Historically, efforts to increase Internet sales have reduced catalog sales. There can be no assurance that increased sales through our retail stores will not reduce catalog or Internet sales. Also, new stores may not achieve sales and profitability levels consistent with existing stores.

         Furthermore, as our sales increase, we anticipate maintaining higher inventory levels. This anticipated increase in inventory levels will expose us to greater risk of excess inventories and inventory obsolescence, which could have a material adverse effect on our business.

WE MAY FAIL TO ANTICIPATE AND RESPOND TO FASHION TRENDS AND THE ONLINE COMMUNITY AND CONTENT TASTES OF OUR CUSTOMERS

         Our failure to anticipate, identify or react to changes in styles, trends or brand preferences of our customers may result in lower revenue from reduced sales and promotional pricing. Our success depends, in part, on our ability to anticipate the frequently-changing fashion and online community and content tastes of our customers and to offer merchandise and services that appeal to their preferences on a timely and affordable basis. If we misjudge our offerings, our image with our customers would be materially adversely affected. Poor customer reaction to our products and services or our failure to source these products effectively would materially adversely affect our business.

WE MAY NOT BE ABLE TO ATTRACT NEW BUYERS TO REPLENISH OUR CUSTOMER BASE

         Our customers are primarily teens and young adults. As these individuals age beyond their teens, they may no longer purchase products and use online offerings aimed at younger individuals. Accordingly, we must constantly update our marketing efforts to attract new, prospective teen and young adult customers. Failure to attract new customers would have a material adverse effect on our business.

OUR CATALOG RESPONSE RATES MAY DECLINE

         Catalog response rates usually decline when we mail additional catalog editions within the same fiscal period. Response rates also decline in geographic regions where we open new stores. As we open additional new stores, we expect aggregate catalog response rates to decline further. In addition, as we continue to increase the number of catalogs distributed or mail our catalogs to a broader group of new potential customers, we have observed that these new potential customers respond at lower rates than existing customers have historically responded. These trends in response rates have had and are likely to continue to have a material adverse effect on our rate of sales growth and on our profitability.

WE DEPEND ON THE STORAGE OF PERSONAL INFORMATION ABOUT OUR USERS, AND PROPOSED LEGISLATION MAY LIMIT OUR ABILITY TO CAPTURE AND USE CUSTOMER INFORMATION

         Web sites typically place identifying data, or "cookies," on a user's hard drive without the user's knowledge or consent. Our and other Web sites use cookies for a variety of reasons, including the collection of data derived from the user's Internet activity. Any reduction or limitation in the use of cookies could limit the effectiveness of our sales and marketing efforts.

         Most currently available Web browsers allow users to remove cookies at any time or to prevent cookies from being stored on their hard drives. In addition, some commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. Furthermore, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of information regarding Internet users. Any of these actions may limit our ability to target advertising to, or collect and use information about, our customers, which could materially adversely affect our business.

         Recently, there has been increasing public concern regarding the compilation, use and distribution of information about teens and children. Federal legislation has been introduced in the U.S. Congress that proposes restrictions on persons, principally list brokers, that sell, purchase or otherwise use for commercial purposes personal information about teens under the age of 16 and children. List brokerage is not currently a material part of our business but we do market to persons whose names are derived from purchased or rented lists. We may increase our use of purchased and rented lists or, in the future, decide to increase our list brokerage business. Consequently, the proposed legislation, or other similar laws or regulations that may be enacted, could impair our ability to collect customer information, use that information in the course of our business or profit from future plans to sell customer information, which could have a material adverse effect on our business.

WE MAY BE EXPOSED TO POTENTIAL LIABILITY OVER PRIVACY CONCERNS

         Despite the display of our privacy policy on our Web sites, any penetration of our network security or misappropriation of our users' personal or credit card information could subject us to liability. We may be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation, which could divert management's attention from the operation of our business and result in the imposition of significant damages.

         In addition, the Federal Trade Commission and several states have investigated the use by Internet companies of personal information. In 1998, the U.S. Congress enacted the Children's Online Privacy Protection Act of 1998. The Federal Trade Commission recently promulgated final regulations interpreting this act. We depend upon collecting personal information from our customers and we believe that the regulations under this act will make it more difficult for us to collect personal information from some of our customers. We recently received a notice from the Federal Trade Commission stating that one of our Web sites may not be in compliance with this act. Any failure to comply with this act may make us liable for substantial fines and other penalties. We could also incur expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD CREATE ADDITIONAL BURDENS TO DOING BUSINESS ON THE INTERNET

         Laws and regulations applicable to Internet communications, commerce and advertising are becoming more prevalent. The adoption or modification of laws or regulations applicable to the Internet could adversely affect our business. The law governing the Internet, however, remains largely unsettled.

         Although our online transmissions generally originate in New York, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. It may take years to determine whether and how existing laws governing intellectual property, privacy, libel and taxation apply to the Internet and online advertising. In addition, the growth and development of online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad. We also may be subject to regulation not specifically related to the Internet, including laws affecting direct marketers and advertisers. The interpretation or enactment of any of these types of laws or regulations may impose burdens on our business.

OUR INDUSTRIES ARE HIGHLY COMPETITIVE

         The apparel, accessories and Internet content and community industries are highly competitive, and we expect competition in these markets to increase. As a result of this competition, we may experience pricing pressures, increased marketing expenditures and loss of market share, which would have a material adverse effect on our business.

         We compete with traditional department-store retailers, as well as specialty apparel and accessory retailers, for teen and young adult customers. We also compete with other direct marketers and Internet companies, some of which may specifically target our customers; we expect competition from Internet companies to continue to increase because of the relative ease with which new Web sites can be developed. In addition, because there are few barriers to entry in the teen apparel and accessories market, we could face competition from manufacturers of apparel and accessories, including our current vendors, who could market their products directly to retail customers or make their products more readily available in competitor catalogs, Web sites and retail stores.

         We cannot assure you that we will be able to compete successfully with these companies or that competitive pressures will not materially and adversely affect our business. We believe that our ability to compete depends upon many factors, including the following:

-        the market acceptance of our Web sites and online services;

-        the success of our brand building and sales and marketin efforts;

- the performance, price and reliability of services developed by us or our competitors; and

-        the effectiveness of our customer service and support efforts.

         Many of our competitors are larger and have substantially greater financial, distribution and marketing resources than us. Our competitors may develop products or services that are equal or superior to, or achieve greater market acceptance than, ours. In addition, our competitors may have cooperative relationships among themselves or with third parties that increase the ability of their products or services to address the needs of our prospective advertisers. Our competitors could also enter into exclusive distribution arrangements with our vendors and deny us access to these vendors' products. These factors may materially adversely affect our business.

OUR ADVERTISING REVENUES MAY DECLINE

         Our online advertising business competes with television, radio, cable and print for a share of advertisers' total advertising budgets. Advertisers may be reluctant to devote a significant portion of their advertising budgets to Internet advertising if they perceive the Internet to be a limited or ineffective advertising medium. Moreover, advertisers may, over time, determine that advertisements placed on our Web sites have not been effective. Consequently, our advertising revenues may decline.

WE RELY ON INFORMATION AND TELECOMMUNICATIONS SYSTEMS WHICH ARE SUBJECT TO DISRUPTION

         The success of our direct marketing and retail store businesses depends, in part, on our ability to provide prompt, accurate and complete service to our customers on a competitive basis, and to purchase and promote products, manage inventory, ship products, manage sales and marketing and maintain efficient operations through our telephone and management information systems. The success of our Internet businesses depends, in part, on our ability to provide a consistently prompt and user-friendly experience to our customers, with a minimum of technical delays or disruptions.

         Our operations therefore depend on our ability to maintain our computer and telecommunications systems and equipment in effective working order. Any sustained or repeated system failure or interruption would have a material adverse effect on sales, customer relations and the attractiveness of our Web sites to advertisers.

         Unanticipated problems affecting our systems have caused from time to time in the past, and in the future could cause, disruptions in our services. These system interruptions could result from the failure of our telecommunications providers to provide the necessary data communications capacity in the time frame we require or from events such as fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse occurrences. Any damage or failure that interrupts or delays our operations could have a material adverse effect on our business.

WE MAY BE UNABLE TO EXPAND OUR ONLINE CAPACITY, COMPUTER SYSTEMS AND RELATED FEATURES IN A TIMELY AND SUCCESSFUL MANNER TO SUPPORT INCREASED VOLUME ON OUR WEB SITES

         A key element of our strategy is to generate a high volume of traffic on our Web sites. However, growth in the number of users accessing our sites may strain or exceed the capacity of our computer systems and lead to declines in performance or systems failure. We believe our present systems will not be adequate to accommodate rapid growth in user demand. Our inability to add additional hardware and software to upgrade our existing technology or network infrastructure to accommodate increased traffic may cause decreased levels of customer service and satisfaction.

         We believe that we will need to improve and enhance continually the functionality and performance of our e-commerce, customer tracking and other technical systems. As a result, we intend to upgrade our existing systems and implement new systems on an ongoing basis. Failure to implement these systems effectively or within a reasonable period of time would have a material adverse effect on our business, results of operations and financial condition.

         We must also introduce additional or enhanced services and features to retain current users and attract new users to our sites. These new services or features may contain errors, and we may need to significantly modify the design of these services or features to correct errors. If these new services or features are not favorably received, or if users encounter difficulty with them, users may visit our Web sites less frequently. As a result, our business would be materially adversely affected.

STRIKES OR OTHER SERVICE INTERRUPTIONS AFFECTING THIRD-PARTY SHIPPERS WOULD IMPACT OUR ABILITY TO DELIVER MERCHANDISE ON A TIMELY BASIS

         We rely on third-party shippers, including the United States Postal Service, United Parcel Service and Federal Express, to ship merchandise to our customers. Strikes or other service interruptions affecting our shippers would have a material adverse effect on our ability to deliver merchandise on a timely basis.

OUR THIRD-PARTY COMMUNICATIONS PROVIDERS MAY EXPERIENCE SYSTEM FAILURES THAT

COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

         We depend on communications providers, including Cable & Wireless plc, UUNet and AT&T, to provide our Internet users with access to our Web sites. In addition, our users depend on Internet service providers and Web site operators for access to our Web sites. Other third parties host and manage two of our community Web sites, gURLpages.com and gURLmAIL.com. Each of these groups has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These types of occurrences could cause users to perceive our Web sites as not functioning properly and therefore cause them to stop using our services, which could have a material adverse effect on our business.

         A substantial portion of our computer and communications hardware and software required for Internet access is currently housed at Exodus Communications, Inc. in New Jersey. The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to attract Internet users and advertisers to our sites. Therefore, any failure of this provider's systems and operations, which are vulnerable to damage or interruption from computer viruses, fire, power loss, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events, could have a material adverse effect on our business. We do not presently have a formal disaster recovery plan and may not carry sufficient business interruption insurance to compensate us for any losses that may occur. In addition, because we depend upon a third-party provider to afford users access to our products and services, we are limited in our ability to prevent systems failures.

WE RELY ON THIRD-PARTY VENDORS FOR MERCHANDISE

         Our business depends on the ability of third-party vendors to provide us with current-season, brand-name apparel and merchandise at competitive prices in sufficient quantities and of acceptable quality. No vendor accounted for more than 6% of our consolidated sales in fiscal 1999. We do not have long-term contracts with any supplier and are not likely to enter into these contracts in the foreseeable future. In addition, many of the smaller vendors that we use have limited resources, production capacities and operating histories. As a result, we are subject to the following risks, which could materially adversely affect our business:

-        our key vendors may fail or be unable to expand with us;

-        we may lose one or more key vendors;

-        our current vendor terms may be changed; or

-        our ability to procure products may be limited.

         It is our current strategy to increase the percentage of our goods designed and manufactured to our specifications and to source this merchandise from independent factories. To the extent we concentrate our sourcing with fewer manufacturers we may increase our exposure to failed or delayed deliveries, which could have a material adverse effect on our results of operations.

         Furthermore, as part of our move towards more private-label merchandise, an increasing proportion of our goods is likely to be sourced from factories in Latin America and the Far East, and therefore subject to existing or potential duties, tariffs or quotas that may limit the quantity of some types of goods which may be imported into the United States from countries in those regions. We will increasingly compete with other companies for production facilities and import quota capacity. Sourcing more merchandise abroad will also subject our business to a variety of other risks generally associated with doing business abroad, such as political instability, currency and exchange risks and local political issues. Our future performance will be subject to these factors, which are beyond our control. Although a diverse domestic and international market exists for the kinds of merchandise sourced by us, there can be no assurance that these factors would not have a material adverse effect on our results of operations. We believe that alternative sources of supply should be available in the event of a supply disruption in one or more regions of the world. However, we do not believe that, under current circumstances, entering into committed alternative supply arrangements is warranted, and there can be no assurance that alternative sources would in fact be available at any particular time.

WE MAY BECOME SUBJECT TO CURRENCY, POLITICAL, TAX AND OTHER UNCERTAINTIES AS WE EXPAND INTERNATIONALLY

         We distribute our dELiA*s catalogs in Japan and Canada and plan to explore distribution opportunities in other international markets. Our Web sites are visited by a global audience. Our international business is subject to a number of risks of doing business abroad, including:

-        fluctuations in currency exchange rates;

-        the impact of recessions in economies outside the United States;

-        regulatory and political changes in foreign markets;

-        reduced protection for intellectual property rights in some countries;

- potential limits on the use of some of our vendors' trademarks outside the United States;

- exposure to potentially adverse tax consequences or import/export quotas;

-        opening and managing distribution centers abroad;

- inconsistent quality of merchandise and disruptions or delays in shipping; and

-        difficulties in developing customer lists and marketing channels.

         Furthermore, expansion into new international markets may present competitive and merchandising challenges different from those we currently face. We cannot assure you that we will expand internationally or that any such expansion will result in profitable operations.

WE MAY BE UNABLE TO IDENTIFY OR INTEGRATE ACQUISITIONS AND INVESTMENTS
         SUCCESSFULLY

         During fiscal 1999 and in early fiscal 2000, we acquired the OnTap and TheSpark businesses. We may continue to acquire or make investments in complementary businesses, products, services or technologies. However, we have no present understanding or agreement relating to any such acquisition or investment. We cannot assure you that we will be able to identify suitable acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms. We could have difficulty in assimilating the personnel, operations, products, services or technologies of acquired businesses into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our stockholders.

WE MAY NOT BE ADEQUATELY PROTECTED AGAINST INFRINGEMENT OF OUR INTELLECTUAL PROPERTY, WHICH IS ESSENTIAL TO OUR BUSINESS

         We regard our service marks, trademarks, trade secrets and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality, license and other agreements with employees, customers, strategic partners and others to protect our proprietary rights, and have also pursued and applied for the registration of our trademarks and service marks in the United States. The steps we have taken to protect our intellectual property may not be adequate, and third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online.

         We have licensed in the past, and expect that we may license in the future, some of our proprietary rights, such as trademarks or copyrighted material, to third parties. We attempt to ensure that the quality of our brands is maintained by third-party licensees. However, these licensees may take or omit to take actions that materially adversely affect the value of our proprietary rights or reputation, which would have a material adverse effect on our business, financial condition and results of operations.

         From time to time we receive complaints that we have infringed on third-party intellectual property rights. Our reliance on independent vendors makes it difficult to guard against infringement and we have occasionally agreed to refrain from selling some merchandise at the request of third parties alleging infringement. We have also agreed from time to time to remove content from our community sites. To date, these claims have not resulted in material damage to our business. However, future infringement claims, if directed at key items of our merchandise or our material intellectual property, could have a material adverse effect on our financial position, results of operations or prospects.

WE MAY BE REQUIRED TO COLLECT SALES TAX

         At present, we do not collect sales or other similar taxes in respect of direct shipments of goods to consumers into most states. However, various states have sought to impose state sales tax collection obligations on out-of-state direct mail companies. A successful assertion by one or more states that we should have collected or be collecting sales taxes on the direct sale of our merchandise would have a material adverse effect on our business.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY FLUCTUATIONS IN POSTAGE AND PAPER
         EXPENSES

         Significant increases in paper or catalog delivery costs would have a material adverse effect on our business.

THE PRICE OF OUR CLASS A COMMON STOCK COULD BE EXTREMELY VOLATILE, AS IS TYPICAL OF INTERNET-RELATED COMPANIES

         The market price of our Class A common stock has fluctuated in the past and is likely to continue to be volatile. In addition, the stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. As a result, you may be unable to sell your shares of Class A common stock at or above their price on the date of your purchase.

         In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation The institution of any securities class action litigation against us could result in substantial costs to us and a diversion of our management's attention and resources.

OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER

         Provisions of Delaware law, our Restated Certificate of Incorporation or our bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.

RISKS RELATING TO THE INTERNET INDUSTRY

A DECREASE IN THE GROWTH OF WEB USAGE OR INADEQUATE INTERNET INFRASTRUCTURE WOULD ADVERSELY AFFECT OUR BUSINESS

         The Internet industry is new and rapidly evolving. A decrease in the growth of Web usage would have a material and adverse effect on our business. Some of the factors that may inhibit growth in Web usage are:

-        inadequate Internet infrastructure;

-        security and privacy concerns;

-        inconsistent quality of service; and

-        unavailability of cost-effective, high-speed service.

         Our success depends upon the ability of the Internet infrastructure to support increased use. The performance and reliability of the Web may decline as the number of users increases or the bandwidth requirements of users increase. The Web has experienced a variety of outages due to damage to portions of its infrastructure. If outages or delays frequently occur in the future, Web usage, including usage of our Web sites, could grow slowly or decline. Even if the necessary infrastructure or technologies are developed, we may have to spend considerable amounts to adapt our solutions accordingly.

OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF THE WEB FAILS TO GAIN ACCEPTANCE AS A MEDIUM OF COMMERCE AND ADVERTISING

         Our future revenue and profits depend upon the widespread acceptance and use of the Web as an effective medium of commerce and advertising. Failure of the Web and online services to become a viable commercial marketplace would materially adversely affect our business.

         Rapid growth in the use of the Web and commercial online services is a recent phenomenon. We cannot assure you that a large base of consumers will adopt and continue to use the Web as a medium of commerce. Demand for recently introduced services and products over the Web and online services is subject to a high level of uncertainty. The successful development of the Web and online services is subject to a number of factors, including:

-        continued growth in the number of users of these services;

-        concerns about transaction security;

-        continued development of the necessary technological infrastructure;
         and

-        the development of complementary services and products.

WE DEPEND ON AN UNPROVEN INTERNET COMMUNITY BUSINESS MODEL

         The Internet community business model is an unproven business model. Our ability to generate significant revenues from advertisers and sponsors will depend, in part, on our ability to generate sufficient user traffic with demographic characteristics attractive to our advertisers. Failure of the market for online advertising to develop or slower development than expected would materially adversely affect our business.

         The intense competition among Web sites that sell online advertising has led to the creation of a number of pricing alternatives for online advertising. It is difficult for us to project future levels of advertising revenue that can be sustained by us or the online advertising industry in general. Although we do not currently derive a substantial portion of our revenue from advertising, our business model depends in part on increasing the amount of advertising revenue.

WEB SECURITY CONCERNS COULD HINDER ONLINE COMMERCE AND ADVERTISING

         The need to transmit confidential information such as credit card and other personal information securely over the Internet has been a significant barrier to online commerce and communications. Any publicized compromise of security could deter people from accessing the Web or from using it to transmit confidential information. Furthermore, decreased online traffic and sales as a result of general security concerns could cause advertisers to reduce their amount of online spending. These security concerns could reduce our market for online commerce and indirectly influence our ability to sell online advertising. We may also incur significant costs to protect ourselves against the threat of problems caused by security breaches.

WE MAY BE LIABLE FOR INFORMATION DISPLAYED ON AND COMMUNICATIO THROUGH OUR WEB
         SITES

         We may be subjected to claims for defamation, negligence, copyright or trademark infringement or other theories relating to the information we publish on our Web sites. These claims have been brought against Internet companies as well as print publications in the past. Based on links we provide to other Web sites, we could also be subjected to claims based upon online content we do not control, but which is accessible from our Web sites. Claims may also be based on statements made and actions taken as a result of participation in our chat rooms. These claims could result in the imposition of substantial damages or injunctions restricting our business.

THE LOSS OF OR CHANGE IN OUR DOMAIN NAMES AND A REDUCTION IN BRAND AWARENESS AMONG OUR CUSTOMERS

         The regulation of domain names in the United States and in foreign countries is expected to change in the near future. As a result, we cannot assure you that we will be able to acquire or maintain relevant Internet domain names in all countries in which we conduct business, which could reduce brand awareness among our customers.

         Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Any such inability could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE UNABLE TO RESPOND TO RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY

         The Internet, e-commerce and online advertising markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer preferences. Our success will depend on our ability to adapt to rapidly changing technologies, address our customers' changing preferences and respond to our competitors' actions. Adapting to new technologies could require significant capital expenditures, which could adversely affect our business, as well as technological expertise that we may not possess. If we fail or experience delays in introducing new technologies and enhancements to our services, it could cause customers and advertisers to make purchases from or visit the Web sites of our competitors.

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

         In this Prospectus and in documents that are incorporated herein by reference, we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to a number of risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "estimates," "expects," "hopes," "targets," or similar expressions.

         Our future results could be affected by subsequent events and could differ materially from those expressed in the forward-looking statements. If further events and actual performance differ from our assumptions, our actual results could vary significantly from the performance projected in the forward-looking statements.

         The factors discussed in the "Risk Factors" section of this Prospectus, along with those discussed elsewhere in this Prospectus and in the documents that we incorporate by reference, could affect our future results, and could cause those results to differ materially from those expressed in the forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares of Class A common stock offered hereby by the individuals listed under the Selling Stockholders section of this Prospectus.

                              SELLING STOCKHOLDERS

         The shares of Class A common stock to which this Prospectus relates are being registered for reoffers and resales by the selling stockholders listed below, who acquired the shares under the dELiA*s Inc. 1996 Stock Incentive Plan, the dELiA*s Inc. 1998 Stock Incentive Plan and the iTurf Inc. 1999 Amended and Restated Stock Incentive Plan . The selling stockholders may resell all, a portion or none of such shares from time to time.

         Certain employees who may be deemed to be our "affiliates" may be added to the selling stockholders listed below at a later date as permitted by the rules of the Securities and Exchange Commission.

         The table shows (1) the name of each selling stockholder, (2) their position with us, (3) the number of shares of Class A common stock owned by them as of January 12, 2001, (4) the number of shares offered by this Prospectus and
(5) the amount and percentage to be owned if all offered shares are sold. As of January 12, 2001, there were 38,294,973 shares of Class A common stock outstanding and 11,425,000 shares of Class B common stock outstanding and held by a wholly owned subsidiary of the Company.

                                                Shares Owned                                        Shares Owned
Name:                                         Prior to Offering          Shares Offered             After Offering(1)
----                                          -----------------          --------------             --------------
                                                                                              Number            Percent
                                                                                           -------------      ------------
Stephen I. Kahn                                    11,204,182                 968,355       10,235,827              27.4%
(Chairman of the Board, Chief
Executive Officer and Director) (2)
Christopher C. Edgar                                1,458,264                 536,607          921,657               2.5%
(Vice Chairman, Chief Operating
Officer and Director) (3)
Evan Guillemin                                        455,440                 436,717           25,336                **
(President and Director)
Amy Braslaw                                             5,500                   5,500                0                **
(Director of Business Development)
James Cooper                                            1,250                   1,250                0                **
(Former Chief Financial Officer of
dELiA*s Inc.)
Clare Copeland                                         81,885                  61,740           20,145                **
(Director)
Laura Crossen                                          77,175                  77,175                0                **
(Senior Vice President, Finance)
Estelle DeMusey                                       161,138                 160,138            1,000                **
(Executive Vice President - Direct
and member of the Board of
Directors of Storybook Inc.)
Esther Drill                                           37,983                  25,750           12,233                **
(Executive Editor - gURL.com)
Thomas Evans                                            9,375                   9,375                0                **
(Former Director)
Lawrence Gleeson                                       72,675                  71,875              800                **
(Senior Vice President - Sales &
Marketing)
Beth Kressley Goldstein (4)                           133,480                 133,480                0                **
(Senior Vice President - Brand
Management)
Dennis Goldstein (4)                                  117,670                 107,813            9,857                **
(Chief Financial Officer and
Treasurer)
S. Roger Horchow                                       78,890                  61,740           17,150                **
(Director)


                                       21

Catherine Jaccodine                                    10,750                  10,750                0                **
(Vice President, General Manager)
Donna Krampf                                           13,250                  13,250                0                **
(former Vice President, General
Manager)
Frank Lijoi                                            18,500                  18,500                0                **
(Vice President of Database Development)
Aurelian Lis                                           26,851                  33,250                0                **
(Chief Operating Officer -
Commerce)
Heather McDonald                                       26,450                  25,750            2,758                **
(Executive Producer)
Theresa Minson                                          3,750                   3,750                0                **
(Vice President of Finance
Reporting)
Tom Murphy                                             17,500                  17,500                0                **
(Corporate Controller)
Alex S. Navarro                                       270,346                 267,346            3,000                **
(Chief Strategy Officer, General
Counsel and Assistant Secretary)
Bruce Nelson                                            5,000                   5,000                0                **
(Former Director)
Rebecca Odes                                           38,284                  25,750           12,534                **
(Creative Director - gURL.com)
John Pinto                                            163,350                 154,350            9,000                **
(President, TSI Soccer Corporation
and TSI Retail) (5)
Joseph J. Pinto                                       104,615                  61,740           42,875                **
(Director) (6)
Timothy Schmidt                                       108,045                 108,045                0                **
(Senior Vice President, Chief Legal
Officer and Secretary)
Karen Christensen Shaffer                             100,756                  85,750           15,006                **
(Former Senior Vice President)
Oliver Sharp                                          146,235                 129,375           16,860                **
(former Chief Technology Officer)
Dirk Standen                                           13,250                  13,250                0                **
(former Editor-in-Chief)
Mark Sullivan                                          23,500                  23,500                0                **
(Chief Technology Officer)
Beth Vanderslice                                        9,375                   9,375                0                **
(Former Director)
Patricia Waechter                                      92,610                  92,610                0                **
(Executive Vice President - Retail)
Seth Walter                                           226,674                 154,350           72,324                **
(Senior Vice President)

-------------------------
**  Less than 1%

(1) The figures for the number of shares and the percentage of shares beneficially owned by the selling stockholders after the offering are based on the assumption that all of the selling stockholders will sell all of the shares registered for sale hereby. The selling stockholders may offer all, some or none of the shares pursuant to this Prospectus, however, no estimate can be given as to the number of shares that will be offered for sale by the selling stockholders. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares offered hereby. Percentage ownership after offering does not include 11,425,000 shares of Class B common stock held by a wholly owned subsidiary of the Company, which is convertible into Class A common stock, and does not include 947,179 shares of Class A common stock held by the Company or wholly owned subsidiaries of the Company.

(2) Includes (i) 6,289,780 shares directly owned by Mr. Kahn, of which 222,264 shares are subject to a proxy to be exercised by the Company proportionately with votes actually cast in any stockholder vote, (ii) 4,845,802 shares as to which Mr. Kahn has the sole power to vote pursuant to a family stockholders agreement and (iii) 68,600 shares owned as sole trustee of a trust for the benefit of Mr. Kahn's minor children. Mr. Kahn may be deemed to be the beneficial owner of 12,464,904 additional shares, including 11,425,000 shares of Class B common stock, held by the Company and its wholly owned subsidiaries because he is the direct owner of approximately 14.8% of our outstanding shares of Class A common stock and controls approximately 28.3% of our voting power as a result of the family stockholders agreement. Mr. Kahn expressly disclaims beneficial ownership of these shares. Taking into account the shares held by the Company and its subsidiaries, Mr. Kahn could be deemed to own beneficially 43.6% of the outstanding shares of our Class A common stock after the offering. Pursuant to Delaware law, shares held by the Company or a wholly owned subsidiary of the Company are not entitled to vote in matters brought before our stockholders.

(3) Taking into account the shares held by the Company and its subsidiaries, Mr. Edgar would be deemed to own beneficially 1.8% of the outstanding shares of our Class A common stock after the offering.

(4) Beth Kressley Goldstein and Dennis Goldstein are married. Their shares have been listed separately in this table although each may be deemed to own beneficially the shares held by the other.

(5) Includes 5,000 shares owned by one or more trusts of which Mr. Pinto is a trustee. Mr. Pinto has the power to dispose of and vote these shares. Mr. Pinto disclaims beneficial ownership of 2,500 of these shares.

(6) Includes 25,725 shares owned by one or more trusts of which Mr. Pinto is a trustee. Mr. Pinto has the power to dispose of and vote these shares. Mr. Pinto disclaims beneficial ownership of these shares.


                              PLAN OF DISTRIBUTION

         Shares of Class A common stock sold in this offering will be for the account of the selling stockholders. The selling stockholders will receive all of the proceeds from such sales. The selling stockholders have not informed us of any specific plans for the distribution of the shares. If and when such shares are sold, they will be sold primarily in transactions on the Nasdaq National Market at the market prices then prevailing. Sales may also be made in negotiated transactions at prices unrelated to prevailing market prices. The selling stockholders may sell shares to or through broker-dealers. The broker-dealers may receive compensation in the form of discounts, concessions or commissions.

                                  LEGAL MATTERS

         The validity of the shares of Class A common stock offered in this Prospectus will be passed upon by Timothy B. Schmidt, our Chief Legal Counsel. Mr. Schmidt owns 108,045 restricted shares of our Class A Common Stock, all of which are included in the proposed offering under this Prospectus.

                                     EXPERTS

         The consolidated financial statements of dELiA*s Inc. included in dELiA*s Inc.'s Annual Report (Form 10-K) for the fiscal year ended
January 29, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of dELiA*s Inc. as of January 31, 1999 and for each of the two fiscal years in the period ended January 31, 1999, incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements and other information on file at the Public Reference Section at the Commission's principal office, 450 5th Street, N.W., Judiciary Plaza, Washington, D.C. 20549, the Northeast Regional Office, Room 1028, 7 World Trade Center, New York, New York 10048 and the Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. You can obtain information on the operation of these Public Reference Rooms by calling the Commission at 1-800-SEC-0330. Our filings are also available to the public at the Commission's World Wide Web site at http://www.sec.gov.

         This Prospectus, which forms part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement, its exhibits and the information that has been incorporated by reference into the Registration Statement. With respect to references to any of our other documents, such references are not necessarily complete and you should refer to the actual document. Copies of these documents can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. We may provide additional information in the future by means of appendices or supplements to this Prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below:

         (1) Annual Report on Form 10-K/A of dELiA*s Inc. for the fiscal year ended January 29, 2000.

         (2) Quarterly Reports on Form 10-Q of dELiA*s Inc. for the periods ended April 29, 2000 and July 29,2000.

         (3) Quarterly Report on Form 10-Q of dELiA*s Corp. for the period ended October 28, 2000.

         (4) Our Current Reports on Form 8-K filed with the Commission on December 4, 2000 and December 11, 2000, and, under the name iTurf Inc., on February 25, 2000, March 14, 2000 and November 17, 2000.

         (5) dELiA*s Inc.'s Current Report on Form 8-K filed with the Commission on May 2, 2000.

         (6) The description of the Class A common stock contained in our registration statement on Form 8-A, as filed with the Commission on February 3, 1999, including any amendments or reports filed for the purpose of updating such description.

         All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part of this Prospectus from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         We will provide, without charge, upon written or oral request, a copy of any of the information that has been or may be incorporated by reference into this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed to dELiA*s Corp., Attention: Corporate Secretary, 435 Hudson Street, New York, New York 10014, telephone number (212) 807-9060.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by dELiA*s Corp., a Delaware corporation (the "Company" or the "Registrant"), or its predecessor, are incorporated herein by reference:

         (1) dELiA*s Inc.'s Annual Report on Form 10-K/A for the fiscal year ended January 29, 2000.

         (2) dELiA*s Inc.'s Quarterly Reports on Form 10-Q for the periods ended April 29, 2000 and July 29,2000.

         (3) The Company's Quarterly Report on Form 10-Q for the period ended October 28, 2000.

         (4) The Company's Current Reports on Form 8-K filed with the Commission on December 4, 2000 and December 11, 2000, and, under the name iTurf Inc., on February 25, 2000, March 14, 2000 and November 17, 2000.

         (5) dELiA*s Inc.'s Current Report on Form 8-K filed with the Commission on May 2, 2000.

         (6) The description of the Class A Common Stock contained in the Company's registration statement on Form 8-A, as filed with the Commission on February 3, 1999, including any amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Timothy B. Schmidt is the Chief Legal Counsel for dELiA*s Corp. Mr. Schmidt owns 108,045 restricted shares of our Class A Common Stock, all of which are included in the offering covered by this Registration Statement.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

         As permitted by the Delaware General Corporation Law, the Registrant's restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

         As permitted by the Delaware General Corporation Law, the bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, and (iv) the rights conferred in the bylaws are not exclusive.

         The indemnification provisions in the Registrant's restated certificate of incorporation and in its bylaws may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

         The Registrant has obtained directors' and officers' insurance providing indemnification for its directors and officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.


ITEM 8.  EXHIBITS.

         4.1      Restated Certificate of Incorporation of the Company
                  (incorporated herein by reference to Annex B to the Joint
                  Proxy Statement/Prospectus which forms a part of the Registrant's Registration Statement on Form S-4 (Registration
                  No.


                                      II-2

                  333-44916)).

         4.2 By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form
                  S-1 (Registration No. 333-71123)).

         4.3      dELiA*s Inc. 1996 Amended and Restated Stock Incentive Plan
                  (incorporated herein by reference to the dELiA*s Inc. Schedule
                  14A filed on June 12, 1998).

         4.4 dELiA*s Inc. 1998 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.17 to the dELiA*s Inc. Quarterly
                  Report on Form 10-Q for the fiscal quarter ended October 31,
                  1998).

         4.5      iTurf Inc. 1999 Amended and Restated Stock Incentive Plan
                  (incorporated herein by reference to Annex E to the Joint
                  Proxy Statement/Prospectus which forms a part of the Registrant's Registration Statement on Form S-4 (Registration
                  No. 333-44916)).

         5*       Opinion of Timothy B. Schmidt, Esq.

         23.1*    Consent of Ernst & Young LLP.

         23.2*    Consent of Deloitte & Touche LLP.

         23.3*    Consent of Timothy B. Schmidt, Esq. (included in Exhibit 5).

         24*      Powers of Attorney (included on signature page).

---------------------------
*    Filed herewith.

ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 12, 2001.

                                       dELiA*s Corp.


                                       By /s/  Stephen I. Kahn
                                          ---------------------
                                                Stephen I. Kahn
                                                Chairman of the Board and
                                                Chief Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below hereby constitutes and appoints Stephen I. Kahn, Timothy
B. Schmidt and Dennis Goldstein, or any of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in any and all capacities (until revoked in writing), any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all other documents in connection therewith with the Securities and Exchange Commission, granting to such attorneys-in- fact and agents, and each of them, full power and authority to do all such other acts and things requisite or necessary to be done, and to execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURES                                  TITLE                               DATE
----------                                  -----                               ----
/s/  Stephen I. Kahn                        Chairman of the Board,              January 12, 2001
--------------------                        Chief Executive Officer and
Stephen I. Kahn                             Director (principal executive
                                            officer)

/s/ Dennis Goldstein                        Chief Financial Officer and         January 12, 2001
--------------------                        Treasurer (principal financial
Dennis Goldstein                            and accounting officer)


                                      II-5

/s/ Christopher C. Edgar                    Vice Chairman, Chief                January 12, 2001
------------------------                    Operating Officer and
Christopher C. Edgar                        Director

/s/ Evan Guillemin                          President and Director              January 12, 2001
-------------------
Evan Guillemin

/s/ Clare Copeland                          Director                            January 12, 2001
------------------
Clare Copeland

/s/ S. Roger Horchow                        Director                            January 12, 2001
--------------------
S. Roger Horchow

/s/ Geraldine Karetsky                      Director                            January 12, 2001
----------------------
Geraldine Karetsky

/s/ Timothy U. Nye                          Director                            January 12, 2001
--------------
Timothy U. Nye

/s/ Joseph J. Pinto                         Director                            January 12, 2001
---------------
Joseph J. Pinto

/s/ Douglas R. Platt                        Director                            January 12, 2001
----------------
Douglas R. Platt

                                  EXHIBIT INDEX

         4.1      Restated Certificate of Incorporation of the Company
                  (incorporated herein by reference to Annex B to the Joint
                  Proxy Statement/Prospectus which forms a part of the Registrant's Registration Statement on Form S-4 (Registration
                  No. 333-44916)).

         4.2 By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form
                  S-1 (Registration No. 333-71123)).

         4.3      dELiA*s Inc. 1996 Amended and Restated Stock Incentive Plan
                  (incorporated herein by reference to the dELiA*s Inc. Schedule
                  14A filed on June 12, 1998).

         4.4 dELiA*s Inc. 1998 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.17 to the dELiA*s Inc. Quarterly
                  Report on Form 10-Q for the fiscal quarter ended October 31,
                  1998).

         4.5      iTurf Inc. 1999 Amended and Restated Stock Incentive Plan
                  (incorporated herein by reference to Annex E to the Joint
                  Proxy Statement/Prospectus which forms a part of the Registrant's Registration Statement on Form S-4 (Registration
                  No. 333-44916)).

         5*       Opinion of Timothy B. Schmidt, Esq.

         23.1*    Consent of Ernst & Young LLP.

         23.2*    Consent of Deloitte & Touche LLP.

         23.3*    Consent of Timothy B. Schmidt, Esq. (included in Exhibit 5).

         24*      Powers of Attorney (included on signature page).

---------------------------
*    Filed herewith.